EXHIBIT 99.1
AMERICAN PACIFIC CORPORATION
Fiscal 2006 Financial Results
Contact: John Gibson – (702) 735-2200
E-mail: InvestorRelations@apfc.com
Website: www. apfc.com
AMERICAN PACIFIC REPORTS 63% REVENUE INCREASE FOR
FISCAL 2006 FOURTH QUARTER AND 109% REVENUE INCREASE
FOR FULL FISCAL YEAR
LAS VEGAS, NEVADA, December 26, 2006 — American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2006 fourth quarter and year ended September 30, 2006.
FINANCIAL HIGHLIGHTS
Year Ended September 30, 2006
•	Revenues increased 109% to $141.9 million from $67.8 million in the prior year.

•	Net loss from continuing operations was $3.0 million compared to $10.5 million in the prior year.

•	EBITDA, excluding environmental remediation charges of $3.6 million in the current year and $22.4 million in the prior year, was $28.3 million compared to $9.1 million for the prior year.

•	Diluted loss per share from continuing operations was $0.41 compared to a diluted loss per share from continuing operations of $1.45 for the prior year.

•	The current year includes an after-tax charge for environmental remediation of $2.2 million or $0.30 per diluted share.

•	The prior year includes an after-tax charge for environmental remediation of $14.1 million or $1.93 per diluted share.
Quarter Ended September 30, 2006
•	Revenues increased 63% to $42.8 million from $26.2 million in the prior year quarter.

•	Net income from continuing operations was $1.3 million compared to $5.9 million in the prior year quarter.

•	EBITDA, excluding environmental remediation charges in the current year quarter of $0.8 million, was $10.5 million compared to EBITDA of $8.7 million for the prior year quarter.

•	Diluted earnings per share from continuing operations was $0.17 compared to a diluted earnings per share from continuing operations of $0.81 for the prior year quarter.

•	The current year quarter includes an after-tax charge for environmental remediation of $0.5 million or $0.07 per diluted share.
FISCAL 2006 EVENTS
AFC Acquisition — On November 30, 2005, we completed the acquisition of the Aerojet Fine Chemicals business of GenCorp, Inc. AFC is a manufacturer of active pharmaceutical ingredients and registered intermediates under cGMP guidelines for customers in the pharmaceutical industry. Its facilities in California offer specialized engineering capabilities including high containment for high potency compounds, energetic and nucleoside chemistries, and chiral separation. The operations are now conducted through our wholly-owned subsidiary, Ampac Fine Chemicals LLC (“AFC”). The financial results of AFC, which are reported as our Fine Chemicals segment, are included in our consolidated operating results beginning December 1, 2005.
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3770 HOWARD HUGHES PARKWAY • SUITE 300 • LAS VEGAS, NV 89109
PHONE (702) 735-2200 • FAX (702) 735-4876
Exhibit 99.1 — pg. 1

The total purchase price was approximately $133.4 million, which includes $6.0 million of contingent consideration that was due to the seller if AFC achieved specified earnings targets for fiscal 2006. AFC exceeded the earnings targets, and accordingly we increased the purchase price by $6.0 million and recorded an accrued liability due to the seller.
AFC Facility Expansion — In late February 2006, AFC commissioned its newest production facility, including one of the world’s largest 5 x 1000 mm multicolumn continuous chromatography units and related equipment, also known as SMB (Simulated Moving Bed) for chiral separation. The new facility contributes significantly to AFC’s capabilities in the area of commercial scale chromatography and is a key element of our goal to maintain its leadership position in this specialized area of chemical processing. The addition of this new SMB unit allows AFC to process multi-ton quantities of registered intermediates and active pharmaceutical ingredients for the pharmaceutical industry. Sales resulting from operations in this new facility began in the third quarter of fiscal 2006.
ATK Contract Amendment — In April 2006, we amended our long-term pricing agreement with ATK Thiokol (“ATK”), under which our Specialty Chemicals segment provides ready and qualified capacity for the supply of ammonium perchlorate (“AP”) and ATK agrees to purchase all of its AP requirements from us, subject to certain exceptions. The amendment provides more favorable pricing through the form of a price-volume matrix that is designed to support the Company during periods of lower Grade I AP demand and extends the term of our agreement with ATK from 2008 to 2013.
Key Executive — In September 2006, our board of directors appointed Dr. Joseph Carleone as our President and Chief Operating Officer, effective October 15, 2006. Dr. Carleone’s background and experience includes positions as Senior Vice President and Chief Product Officer of Irvine Sensors Corporation, President of Aerojet Fine Chemicals, LLC, Vice President of GenCorp, and Vice President and General Manager of Remote Sensing Systems at Aerojet. Dr. Carleone holds a doctorate and master’s degree in Applied Mechanics and a bachelor’s degree in Mechanical Engineering from Drexel University.
ESI Sale — In June 2006, our board of directors approved and we committed to a plan to sell our joint venture interest in Energetic Systems, Inc. (“ESI”), based on our determination that ESI’s product lines were no longer a strategic fit with our business strategies. Revenues and expenses associated with ESI’s operations are presented as discontinued operations for all periods presented. ESI was formerly reported within our Specialty Chemicals operating segment. Effective September 30, 2006, we completed the sale of our interest in ESI for $7.5 million, which, after deducting direct expenses, resulted in an immaterial gain on the sale before income taxes. The ESI sale proceeds are reflected as a note receivable as of September 30, 2006 and we collected the amount in full in October 2006. We repaid $6.5 million of our first lien term loan in October 2006 with the net proceeds from the ESI sale.
Henderson Remediation Project — In June 2006, we began operations, using a temporary building, of our ground water remediation facility in Henderson, Nevada. Test results indicate that we are successfully reducing levels of perchlorate. Construction of the permanent building, which will be used to operate the facility for an estimated period of 45 years, was completed in December 2006. . During fiscal year 2006, we recorded environmental remediation charges of $3.6 million related to estimated additional costs to complete the permanent building.
CONSOLIDATED RESULTS OF OPERATIONS
Revenues — The aggregate net increase in our consolidated revenues reflects:
•	The inclusion of AFC beginning December 1, 2005.

•	Decreases in Specialty Chemicals segment revenues for both the fourth quarter and full fiscal year 2006 primarily due to the volume and timing of Grade I AP sales.

•	Increases in revenues from our Aerospace Equipment segment.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 2

•	Decreases in Other Businesses segment revenues, which declined due to the completion of our real estate sales in fiscal 2005.
Cost of Revenues and Gross Margins — Cost of revenues increased $11.2 million, or 72%, to $26.8 million for the fiscal 2006 fourth quarter from $15.6 million for the fourth quarter of fiscal 2005. The gross margin percentage was 37% compared to 41%.
For the year ended September 30, 2006, cost of revenues was $97.0 million, an increase of $53.1 million or 121% compared to the prior fiscal year. Gross margin percentage was 32% for fiscal year 2006 compared to 35% for the prior fiscal year. The following factors effect our consolidated gross margin comparisons:
•	Gross margin percentage for our Specialty Chemicals and Aerospace Equipment segments improved in fiscal 2006 compared to the prior year periods primarily due to more favorable pricing of Specialty Chemicals products and better absorption of fixed manufacturing overhead for Aerospace Equipment.

•	While AFC contributes significant gross margin dollars, its gross margin percentage is less than that of our Specialty Chemicals segment. Thus, the effect of including AFC in fiscal 2006 is a reduction in the consolidated gross margin percentage due to the change in product mix.

•	Gross margin from our Other Businesses segment declined in fiscal 2006. Fiscal 2005 includes a significant real estate sale which contributed approximately 2 margin points to the prior year consolidated gross margin percentage.
Operating Expenses — Operating expenses increased $7.4 million, or 156%, in the fourth quarter of fiscal 2006 to $11.7 million from $4.3 million in the fourth quarter of fiscal 2005. For the year ended September 30, 2006, operating expenses were $38.2 million, an increase of $16.4 million or 72% compared to $21.8 million for the prior fiscal year. The increases in operating expenses reflect:
•	The addition of AFC operating expenses beginning December 1, 2005, which include $4.8 million of amortization expense for acquired intangible assets.

•	Increases in corporate expenses primarily due to higher insurance costs and a charge for $0.6 million recorded in our fiscal 2006 fourth quarter related to a settlement with our former chief financial officer.

•	Increases in Aerospace Equipment segment operating expenses consistent with the growth in their business.

•	Decreases in Specialty Chemicals segment operating expenses. The fiscal 2005 periods include environmental expenses related to the evaluation of our Henderson remediation project that were incurred prior to the initial charge and commencement of the project.
SEGMENT HIGHLIGHTS
Specialty Chemicals Segment
Year Ended September 30, 2006
•	Revenues decreased 7% to $46.4 million from $49.9 million.

•	Operating profit was $14.8 million or 32% of revenues for the current year compared to $12.5 million or 25% of revenues for the prior year.

•	EBITDA was $19.9 million compared to $17.6 million.
Quarter Ended September 30, 2006
•	Revenues decreased 34% to $14.2 million from $21.6 million.

•	Operating profit was $5.8 million, or 41% of revenues for the current year quarter compared to $8.5 million, or 39% of sales for the prior year quarter.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 3

•	EBITDA was $7.1 million compared to $9.8 million.
For fiscal 2006, the decline in revenues is due to significantly lower demand for Grade I AP, offset substantially by more favorable pricing for this product. Our azide and Halotron product lines also reported nominal revenue increases.
The improvement in operating profit, as a percentage of sales, reflects higher gross margins on our perchlorate products due to more favorable pricing and reduced environmental costs, a decrease in operating losses generated by our azide products, and consistent, yet nominal, performance from our Halotron products.
We continue to believe that over the next several years, overall demand for Grade I AP will be largely driven by requirements of the Minuteman program which should provide a stable base for our Grade I AP revenues. Grade I AP demand could also be influenced if there is a substantial increase in Space Shuttle flights. However, it is our expectation that our customers’ Grade I AP inventories are currently sufficient to sustain currently planned Space Shuttle activity for the next several years. In the long-term, Grade I AP demand should be driven by the timing of the retirement of the Space Shuttle fleet, the development of the new crew launch vehicle (“CLV”) and the number of CLV launches, and the development and testing of the new heavy launch vehicle (“HLV”) used to transport material and supplies to the International Space Station and the Moon.
Fine Chemicals Segment
Year Ended September 30, 2006
•	Revenues(a) were $74.0 million.

•	Operating(a) profit was $7.2 million and EBITDA was $21.6 million.

•	Pro forma(b) revenues of $92.3 million increased 42% compared to pro forma(b) revenues of $64.6 million for the prior year.
(a)	Revenues and operating profit for the year ended September 30, 2006 reflect ten months of AFC operations from December 1, 2005.

(b)	Pro forma revenues assumes that AFC was acquired effective October 1, 2004.
Quarter Ended September 30, 2006
•	Revenues were $24.0 million.

•	Operating profit was $2.8 million and EBITDA was $7.4 million.
The revenue increase at AFC includes increased demand for each of its primary technology groups; energetic chemistry, high potency compounds, and chiral compounds. In addition to the revenue increases from the new SMB facility, revenue increased in fiscal 2006 period due to an improvement in the throughput of two significant products that resulted in more of both products being manufactured and sold. In addition, a number of AFC’s products require multiple steps of chemistry. As a result, production of the final product can span several quarters. The last half of fiscal 2006 includes revenue associated with the completion of these products. The Fine Chemical segment’s fiscal 2006 results also include costs associated with the development and integration of the new facility into the business, as well as costs associated with transition services and the integration of AFC into our company.
Customer orders are at near-record levels and AFC continues to operate its facilities at very high levels of efficiency. Looking beyond fiscal 2006, we expect AFC will continue to experience growth in revenues and operating profit.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 4

Aerospace Equipment Segment
Year Ended September 30, 2006
•	Revenues increased 40% to $17.4 million from $12.4 million.

•	Operating profit improved to $0.8 million from $0.1 million.
Quarter Ended September 30, 2006
•	Revenues increased 9% to $4.0 million from $3.7 million.

•	Operating profit was breakeven compared to operating profit of $0.4 million.
Our Aerospace Equipment segment continues to enjoy strong levels of both commercial and government new orders which are driving increases in revenues. The segment’s profitability is also improving due to better absorption of fixed manufacturing costs at these higher revenue levels. Successful new orders include contracts from several satellite prime contractors for AMPAC-ISP’s 5-lbf thruster to be used on military and commercial satellites and for increased work on propulsion systems.
CAPITAL AND LIQUIDITY HIGHLIGHTS
Operating Cash Flows — Cash flow from operating activities for fiscal year 2006 was $9.5 million compared to $19.2 million for the prior year.
Significant changes in non-cash items contributing to the loss from continuing operations include:
•	An increase in depreciation and amortization expense to $20.2 million from $5.6 million largely due to the AFC acquisition.

•	Non-cash interest expense of $4.0 million that includes payment-in-kind interest and amortization of debt issuance costs.
Significant items that reduced cash flow from operations in fiscal year 2006 include:
•	Cash used to fund increases in working capital (accounts receivable, inventories, and accounts payable) primarily at AFC of $6.8 million.
•	Expenditures for environmental remediation activities of $6.7 million.
During fiscal year 2006, we completed the significant cash expenditures for the construction of our Henderson remediation facility which began operations in June 2006. Some construction costs will be spent in fiscal 2007, however, these costs are not significant in comparison to amounts spent through fiscal year 2006. The project is now in its operating and maintenance phase which should require less than $1.0 million annually for the next several years.
Investing Cash Flows — For fiscal year 2006, cash used for investing activities includes:
•	The cash component of our AFC Acquisition of $108.0 million.
•	An increase in capital expenditures to $15.0 million from $1.7 million in the prior year largely due to capital projects at AFC.
Credit Facilities and Seller Subordinated Note — In connection with our acquisition of AFC we entered into a $75.0 million first lien credit agreement and a $20.0 million second lien credit agreement (collectively, the “Credit Facilities”). The Credit Facilities are collateralized by substantially all of our assets and the assets of our domestic subsidiaries. The first lien credit facility includes a $10.0 million revolving credit line, under which we had no outstanding borrowings as of September 30, 2006. The Credit Facilities contain, among other provisions, financial covenants, events which require prepayment of debt
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 5

and restrictions on asset sales, additional debt or liens, issuance of equity, and dividends. We were in compliance with these covenants as of September 30, 2006.
OUTLOOK
For our fiscal year 2007, we are expecting revenues to exceed $170.0 million with EBITDA of at least $35.0 million and operating profit, before interest and taxes, of at least $12.0 million, reflecting continued improvement in our operating performance. Growth is expected to come primarily from our Fine Chemicals segment and should also be supported by slightly improved demand for Grade I AP from our Specialty Chemicals segment and the continued strong backlog for our Aerospace Equipment segment. We are currently anticipating that capital expenditures for fiscal year 2007 to be approximately $13.0 million.
“Fiscal 2006 was a year of transformation for American Pacific, highlighted by success with our acquisition of AFC and the extension of our long-term supply agreement with our valued customer ATK. We are excited about our future and believe these events provide a foundation to further improve and grow our business in the coming years” said John R. Gibson, Chief Executive Officer.
INVESTOR TELECONFERENCE
We invite you to participate in a teleconference with our executive management covering the 2006 fiscal fourth quarter and year end financial results. The investor teleconference will be held Wednerday, December 27, 2006, at 1:30 p.m., Pacific Standard Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing (973) 582-2770 between 1:15 and 1:30 p.m., Pacific Standard Time. Please reference conference ID# 8204751. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Financial’s First Call Events. A link to the webcast is available at our website at www.apfc.com, and will be available for replay until our next quarterly investor teleconference.
RISK FACTORS/FORWARD-LOOKING STATEMENTS
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, including without limitation all statements regarding the level of backlog and orders, the prospects for improvements in operating profits of our business segments, requirements for our cash, and the stability of baseline demand for our products. Words such as “believes”, “anticipates”, “plans”, “expects”, “intend”, “will”, “goal” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by the Company that any of its plans will be achieved. Actual results may differ materially from those set forth in the release due to risks and uncertainties inherent in the Company’s business. Factors that might cause such differences include, but are not limited to, the risk of any reduction or changes in NASA or U.S. government military spending, the loss of any one of our limited number of customers, the failure of continued appropriations by Congress for our customers’ existing or future U.S. government contracts, cost over-runs on our fixed price contracts, termination of the U.S. government contracts at its convenience, failure to comply with our customer’s specification and manufacturing instructions or timing and delivery requirements, schedule delays in our manufacturing processes, complex procurement regulations, environmental concerns, our substantial amount of debt, the restrictive debt covenants and the cost of servicing such debt, the ability to secure and maintain adequate liquidity to manage our operations, the hazardous nature of our product, the disruption of the supply of key raw materials, our inability to adapt to rapid technological changes and the other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission. Readers of this release are referred to the Company’s Annual Report on Form 10-K for the year ended September 30, 2005 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 for further discussion of these and other factors that could affect future results. The forward-looking statements contained in this news release are made as of the date hereof and American Pacific assumes
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 6

no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements. In addition, the operating results and cash flows for the three months and year ended September 30, 2006, are not necessarily indicative of the results that will be achieved for future periods.
ABOUT AMERICAN PACIFIC CORPORATION
American Pacific is a chemical and aerospace company with the following products: (i) fine chemicals in the form of active pharmaceutical ingredients and registered intermediates, (ii) perchlorate chemicals used in space propulsion and other applications, (iii) liquid in-space propellant thrusters used for attitude control on satellites, (iv) Halotron, a clean fire extinguishing agent, (v) sodium azide used in various applications and (vi) water treatment equipment. Fine chemicals are produced at Ampac Fine Chemicals (AFC) in Rancho Cordova, California. Perchlorates, sodium azide and Halotron are manufactured at the Wecco division in Cedar City, Utah, as well as water treatment equipment (PSI). Ampac-ISP manufactures in-space propulsion products at its facilities in Niagara Falls, New York, and Westcott, United Kingdom. Additional information about American Pacific can be obtained by visiting the Company’s website at www.apfc.com.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 7

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Operations
(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues	$42,802	$26,179	$141,904	$67,813
Cost of Revenues	26,755	15,559	97,043	43,916

Gross Profit	16,047	10,620	44,861	23,897
Operating Expenses	11,734	4,343	38,202	21,805
Environmental Remediation Charges	800	—	3,600	22,400

Operating Income (Loss)	3,513	6,277	3,059	(20,308)
Interest and Other Income	91	965	1,069	1,398
Interest Expense	4,026	—	11,431	—

Income (Loss) from Continuing Operations before Income Tax	(422)	7,242	(7,303)	(18,910)
Income Tax Expense (Benefit)	(1,676)	1,332	(4,300)	(8,367)

Income (Loss) from Continuing Operations	1,254	5,910	(3,003)	(10,543)
Loss from Discontinued Operations, Net of Tax	(452)	(466)	(891)	(702)
Extraordinary Gain, Net of Tax	—	(68)	—	1,554

Net Income (Loss)	$802	$5,376	$(3,894)	$(9,691)

Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.17	$0.81	$(0.41)	$(1.45)
Discontinued Operations, Net of Tax	(0.06)	(0.06)	(0.12)	(0.09)
Extraordinary Gain, Net of Tax	—	(0.01)	—	0.21

Net Income (Loss)	$0.11	$0.74	$(0.53)	$(1.33)

Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.17	$0.81	$(0.41)	$(1.45)
Discontinued Operations, Net of Tax	(0.06)	(0.06)	(0.12)	(0.09)
Extraordinary Gain, Net of Tax	—	(0.01)	—	0.21

Net Income (Loss)	$0.11	$0.74	$(0.53)	$(1.33)

Weighted Average Shares Outstanding:
Basic	7,322,000	7,297,000	7,305,000	7,294,000
Diluted	7,360,000	7,313,000	7,305,000	7,294,000
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 8

AMERICAN PACIFIC CORPORATION
Consolidated Balance Sheets
(Unaudited, Dollars in Thousands)

	September 30,
	2006	2005

ASSETS
Current Assets:
Cash and Cash Equivalents	$6,872	$37,213
Accounts Receivable	19,474	12,572
Notes Receivable	7,510	—
Inventories	39,755	13,818
Prepaid Expenses and Other Assets	1,845	1,365
Deferred Income Taxes	1,887	834

Total Current Assets	77,343	65,802
Property, Plant and Equipment, Net	117,776	15,646
Intangible Assets, Net	16,207	9,763
Deferred Income Taxes	21,701	19,312
Other Assets	6,428	4,477

TOTAL ASSETS	$239,455	$115,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$11,158	$5,231
Accrued Liabilities	11,257	2,786
Employee Related Liabilities	4,600	2,023
Environmental Remediation Reserves	1,631	4,967
Deferred Revenues	5,683	792
Current Portion of Debt	9,593	768

Total Current Liabilities	43,922	16,567
Long-Term Debt	97,771	—
Environmental Remediation Reserves	15,880	15,620
Pension Obligations and Other Long-Term Liabilities	9,998	8,144

Total Liabilities	167,571	40,331

Commitments and Contingencies
Shareholders’ Equity
Preferred Stock — No par value; 3,000,000 authorized; none outstanding	—	—
Common Stock — $0.10 par value; 20,000,000 shares authorized, 9,359,041 and 9,331,787 issued	933	932
Capital in Excess of Par Value	86,724	86,187
Retained Earnings	2,312	6,206
Treasury Stock — 2,034,870 shares	(16,982)	(16,982)
Accumulated Other Comprehensive Loss	(1,103)	(1,674)

Total Shareholders’ Equity	71,884	74,669

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$239,455	$115,000

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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 9

AMERICAN PACIFIC CORPORATION
Consolidated Statements of Cash Flow
(Unaudited, Dollars in Thousands)

	Year Ended September 30,
	2006	2005

Cash Flows from Operating Activities:
Loss from Continuing Operations	$(3,003)	$(10,543)
Adjustments to Reconcile Loss from Continuing Operations to Net Cash Provided by Operating Activities:
Depreciation and amortization	20,181	5,639
Non-cash interest expense	3,967	—
Share-based compensation	359	—
Deferred income taxes	(3,442)	(8,241)
Tax benefit from stock option exercises	21	15
Gain on sale of assets	(610)	—
Changes in operating assets and liabilities:
Accounts receivable	(1,135)	9,437
Inventories	(11,821)	2,156
Prepaid expenses	(1,131)	—
Accounts payable and accrued liabilities	6,860	41
Deferred revenues	975	—
Environmental remediation reserves	(3,076)	20,587
Pension obligations, net	650	926
Other	299	(131)
Discontinued operations, net	396	(733)

Net Cash Provided by Operating Activities	9,490	19,153

Cash Flows from Investing Activities:
Acquisition of businesses	(108,011)	(4,505)
Capital expenditures	(15,018)	(1,686)
Proceeds from sale of assets	2,395	—
Discontinued operations, net	(411)	212

Net Cash Used in Investing Activities	(121,045)	(5,979)

Cash Flows from Financing Activities:
Proceeds from the issuance of long-term debt	85,000	—
Payments of long-term debt	(678)	—
Debt issuance costs	(3,119)	—
Other	158	24
Discontinued operations, net	(147)	238

Net Cash Provided by Financing Activities	81,214	262

Net Change in Cash and Cash Equivalents	(30,341)	13,436
Cash and Cash Equivalents, Beginning of Period	37,213	23,777

Cash and Cash Equivalents, End of Period	$6,872	$37,213

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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 10

AMERICAN PACIFIC CORPORATION
Supplemental Data
(Unaudited, Dollars in Thousands)
Operating Segment Data:

	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005

Revenues:
Specialty Chemicals	$14,168	$21,606	$46,450	$49,936
Fine Chemicals	24,034	—	74,026	—
Aerospace Equipment	4,028	3,708	17,394	12,429
Other Businesses	572	865	4,034	5,448

Total Revenues	$42,802	$26,179	$141,904	$67,813

Segment Operating Income (Loss):
Specialty Chemicals	$5,821	$8,508	$14,755	$12,504
Fine Chemicals	2,810	—	7,245	—
Aerospace Equipment	38	447	802	95
Other Businesses	49	287	264	3,300

Total Segment Operating Income (Loss)	8,718	9,242	23,066	15,899
Corporate Expenses	(4,405)	(2,965)	(16,407)	(13,807)
Environmental Remediation Charges	(800)	—	(3,600)	(22,400)
Interest and Other Income (Expense), Net	(3,935)	965	(10,362)	1,398

Income (Loss) from Continuing Operations before Tax	$(422)	$7,242	$(7,303)	$(18,910)

Depreciation and Amortization:
Specialty Chemicals	$1,297	1,281	$5,149	5,080
Fine Chemicals	4,545	—	14,379	—
Aerospace Equipment	39	10	93	16
Other Businesses	3	114	11	123
Corporate	129	29	549	420

Total Depreciation and Amortization	$6,013	$1,434	$20,181	$5,639

Reconciliation of Loss from Continuing Operations before Tax to EBITDA:

	Three Months Ended		Year Ended
	September 30,		September 30,
	2006	2005	2006	2005

Income (Loss) from Continuing Operations before Tax	$(422)	$7,242	$(7,303)	$(18,910)

Interest expense	4,026	—	11,431	—
Depreciation and amortization	6,013	1,434	20,181	5,639
Share-based compensation	72	—	359	—

EBITDA (a)	$9,689	$8,676	$24,668	$(13,271)

(a)	EBITDA (defined as income (loss) before income taxes, extraordinary gain, interest expense, depreciation and amortization, and share-based compensation) is not a financial measure calculated in accordance with GAAP and should not be considered as an alternative to income from operations as a performance measure. EBITDA is presented solely as a supplemental disclosure because management believes that it is a useful performance measure that is widely used within the industry. In addition, EBITDA is a significant measurement for covenant compliance under our credit facilities. EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.
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AMERICAN PACIFIC CORPORATION
Exhibit 99.1 — pg. 11